Exhibit 99.1
NEWS RELEASE
THE HARTFORD REPORTS FOURTH QUARTER 2009 NET INCOME
OF $557 MILLION, OR $1.19 PER DILUTED SHARE
•	Both Life and Property and Casualty Businesses Generate Net Income

•	Core Earnings* of $689 Million, or $1.51 per Diluted Share, Marks Third Quarter of Improving Core Earnings Results

•	Company Ends 2009 in a Strong Capital Position
•	Hartford Life** Ends Year with Estimated RBC Ratio Between 375% and 390%

•	P&C Statutory Surplus Increased $1.4 Billion in 2009
•	Company Announces 2010 Core Earnings per Diluted Share Guidance of $3.70 to $4.00
HARTFORD, Conn., February 8, 2010 — The Hartford Financial Services Group, Inc. (NYSE:HIG) today reported fourth quarter 2009 net income of $557 million, or $1.19 per diluted share, compared with a fourth quarter 2008 net loss of $806 million, or $2.71 per diluted share. Core earnings for the fourth quarter of 2009 were $689 million, or $1.51 per diluted share, compared with a core loss of $208 million, or $0.72 per diluted share, in the prior year period.
“The Hartford’s fourth quarter results represent a return to profitability,” said Liam E. McGee, The Hartford’s Chairman, President and Chief Executive Officer. “Both life and property and casualty businesses reported net income, and this is the third sequential quarter of improving core earnings. Additionally, we ended the year in a strong capital position.”
“Although the company posted strong earnings in the fourth quarter, the economy and market conditions remain uncertain. In this environment, The Hartford team is focused on execution. In the fourth quarter, we delivered strong underwriting results, completed the expense initiatives announced in late 2008 and launched a new marketing campaign that reinforces the company’s strong, trusted brand with businesses and consumers,” added McGee.
In addition, the company announced today that it will host an investor presentation in New York on Thursday, April 1, 2010, from 9 a.m. to noon EDT. At the meeting, The Hartford’s Chairman, President and Chief Executive Officer Liam E. McGee will discuss the company’s business, capital and financial outlook.

FOURTH QUARTER 2009 FINANCIAL RESULTS

	Quarterly Results
(in millions except per share data)	4Q ‘09	4Q ‘08	Change
Net income (loss)	$557	$(806)	NM
Net income (loss) available to common shareholders per diluted share	$1.19	$(2.71)	NM
Core earnings (losses)	$689	$(208)	NM
Core earnings (losses) available to common shareholders per diluted share*	$1.51	$(0.72)	NM
Assets under management*	$380,834	$345,451	10%
Book value per common share	$38.92	$28.53	36%
Book value per common share (ex. AOCI)*	$47.56	$51.69	(8%)
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
REVIEW OF BUSINESS RESULTS
PROPERTY AND CASUALTY OPERATIONS
Fourth Quarter Highlights:
•	Strong profitability, with net income of $508 million and an ongoing operations current accident year combined ratio of 92.6% (excluding catastrophes)
•	Significant capital creation, with P&C earnings contributing to a $1.4 billion increase in statutory surplus in full year 2009
•	Continued to gain traction with new business written premium growth of 21% in small commercial and 7% in middle market over the prior year period
•	Effective execution across all lines of business with new product rollouts and retention initiatives driving new business growth and stable retention
Property and casualty net income was $508 million for the fourth quarter of 2009 compared with $291 million in the prior year period. The fourth quarter of 2009 included a net realized capital gain of $128 million, after-tax, compared with a net realized capital loss of $162 million, after-tax, in the prior year period. Core earnings were $378 million compared with $452 million in the prior year period. The fourth quarter of 2009 included $128 million, pre-tax, of net prior year reserve releases across a number of lines of business, compared with $192 million in the fourth quarter of 2008.
Written premiums* for The Hartford’s property and casualty operations in the fourth quarter were $2.4 billion, compared with $2.5 billion in the fourth quarter of 2008. The decline in premium was due to macroeconomic-driven exposure reductions and soft pricing in commercial lines.

The current accident year combined ratio for ongoing operations in the fourth quarter of 2009, excluding catastrophes, was 92.6%, compared with 85.3% in the prior year period. The fourth quarter of 2008 included $95 million, or 3.7 points, of current accident year reserve releases related to the first 9 months of 2008, and the fourth quarter of 2009 included $5 million, or 0.2 points, of net current accident year reserve strengthening related to prior quarters in 2009.
Combined Ratio for Ongoing Operations (including prior year development and catastrophes):

	4Q ‘09	4Q ‘08
Personal Lines	93.4	79.5
Small Commercial	77.6	75.4
Middle Market	85.8	73.7
Specialty Commercial	72.4	83.0
Total	85.1	77.6
LIFE OPERATIONS
Fourth Quarter Highlights:
•	Return to profitability with net income of $118 million

•	Core earnings, excluding DAC unlock, of $307 million marks the fourth consecutive quarterly increase

•	Record retirement plan sales of $1.2 billion

•	Third consecutive quarter of over $3 billion of mutual fund deposits
Life reported net income of $118 million in the fourth quarter of 2009, compared with a net loss of $807 million in the prior year period. Fourth quarter of 2009 net income included a $273 million after-tax net realized capital loss compared with a $557 million after-tax net realized capital loss in the prior year period. Fourth quarter of 2009 net income included a DAC unlock benefit of $37 million, after tax, compared with no DAC unlock in the fourth quarter of 2008.
Core earnings for the fourth quarter of 2009 were $385 million as compared with core losses of $261 million in the prior year period. Fourth quarter of 2009 core earnings included a $78 million after-tax DAC unlock benefit. The fourth quarter of 2008 included a $274 million after-tax goodwill impairment and a $152 million after-tax charge related to redemption triggers in the company’s Japanese 3 WIN product.
Assets Under Management (in billions)

	4Q ‘09	4Q ‘08	Change
Individual Annuity	$96.8	$85.9	13%
Retail Mutual Funds	$42.8	$31.0	38%
Retirement Plans	$44.0	$37.0	19%
Japan	$34.9	$34.5	1%
Institutional	$60.0	$59.1	1%

INVESTMENTS
Fourth Quarter Highlights:
•	Continued to reduce risk in the investment portfolio with more than $1 billion of real estate-related securities sold

•	Net pre-tax unrealized loss ended the year at $5.0 billion, down from $13.2 billion at December 31, 2008
The Hartford’s total investments, excluding trading securities, were $93.2 billion as of December 31, 2009, compared to $89.3 billion as of December 31, 2008. Net investment income, excluding trading securities, was $1.0 billion, pre-tax, in the fourth quarter of 2009, a 29% increase from the prior year period.
Impairments were $434 million, pre-tax, in the fourth quarter of 2009. The majority of the impairments were the result of collateral deterioration on real estate-related assets, primarily CMBS, CRE CDOs and RMBS.
The Hartford continued to reduce investment portfolio risk in the fourth quarter, selling more than $1 billion of real estate-related securities. The company also reduced its excess liquidity position in the fourth quarter by over $2 billion, primarily through purchases of investment-grade corporate bonds.
The net pre-tax unrealized loss on investments was $5.0 billion as of December 31, 2009, compared with $13.2 billion as of December 31, 2008. The improvement was driven by significant spread tightening across virtually all fixed maturity asset classes.
2010 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2010 core earnings per diluted share to be between $3.70 and $4.00. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2010, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
• U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 1,115 on December 31, 2009;
• This guidance incorporates no estimate of the effect of any 2010 unlocks of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs;
• Preferred dividends and amortization of discount of $255 million on the cumulative perpetual preferred stock issued under the Capital Purchase Program;

• A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;
• A property and casualty catastrophe ratio of 3.0% to 3.5%;
• An annualized yield on limited partnerships and other alternative investments of 0%. In the last several years, yields have differed materially from the assumptions incorporated in guidance; and
• Diluted weighted average shares outstanding of 415 million for 2010.
The economy and market conditions remain uncertain and persistent stress in financial markets and recessionary global economic conditions increase the likelihood that the company’s 2010 earnings guidance will turn out to be incorrect. The company’s actual experience in 2010 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ, potentially materially, from the 2010 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, and annual report on Form 10-K for the year ended December 31, 2008.
CONFERENCE CALL
The Hartford will discuss its fourth quarter 2009 results in a conference call on Tuesday, February 9 at 9:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2009, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com
Debora Raymond	JR Reilly
860-547-9613	860-547-9140
debora.raymond@thehartford.com	jr.reilly@thehartford.com

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

**	Hartford Life and Accident Insurance Company

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.
Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings (loss) for the three months and year ended December 31, 2008 and 2009 is set forth in the results by segment table. The 2010 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three months and year ended December 31, 2008 and 2009 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2009.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months and year ended December 31, 2008 and 2009 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2009.
Book value per share common excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding.
The Hartford provides book value per common share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share is the most directly comparable GAAP measure. A reconciliation of book value per common share to book value per common share excluding AOCI as of December 31, 2008 and 2009 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-11 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2009.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future results of operations and our guidance for 2010 core earnings per diluted share. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include significant risks and uncertainties related to the Company’s current operating environment, which reflects continued volatility in financial markets, constrained capital and credit markets and uncertainty about the timing and strength of an economic recovery and the impact of governmental budgetary and regulatory initiatives and whether management’s initiatives to address these risks will be effective; risks associated with our continued execution of steps to realign our business and reposition our investment portfolio, including the potential need to adjust our plans to take other restructuring actions, such as divestitures; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, foreign exchange rates, as well as challenging or deteriorating conditions in key sectors such as the commercial real estate market, that have pressured our results and are expected to continue to do so in 2010; potential volatility in our earnings resulting from our recent adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with downgrades in the Company’s financial strength and credit ratings or negative rating actions relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill and the potential for establishing valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic or other man-made disaster that may adversely affect the Company’s businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, natural disasters such as hurricanes and earthquakes, as well as climate change, including effects on weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain and snow; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; the possibility of unfavorable loss development; actions by our competitors, many of which are larger or have greater financial resources than we do; the costs, compliance and other consequences of the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 and the eventual repayment thereof; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products; the Company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the Company’s subsidiaries to pay dividends to the Company; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated event; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the Company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2008 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. Any forward-looking statement made by us in this release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
- financial tables follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Year Ended
	December 31			December 31
	2008	2009	Change	2008	2009	Change
LIFE
Retail Products Group	$(670)	$314	NM	$(1,399)	$(410)	71%
Individual Life	9	13	44%	(43)	15	NM
Group Benefits	72	45	(38%)	(6)	193	NM
Retirement Plans	(23)	(60)	(161%)	(157)	(222)	(41%)
International	(298)	23	NM	(325)	(183)	44%
Institutional	41	(174)	NM	(502)	(515)	(3%)
Other	62	(43)	NM	(11)	(165)	NM

Total Life net income (loss)	(807)	118	NM	(2,443)	(1,287)	47%
Less: Net realized capital losses, after-tax and DAC [1] [2]	(546)	(267)	51%	(2,484)	(1,283)	48%

Total Life core earnings (losses)	(261)	385	NM	41	(4)	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	202	66	(67%)	280	120	(57%)
Small Commercial	167	144	(14%)	437	395	(10%)
Middle Market	148	72	(51%)	169	258	53%
Specialty Commercial	58	81	40%	71	170	139%

Total Ongoing Operations underwriting results	575	363	(37%)	957	943	(1%)
Net servicing income	10	12	20%	31	37	19%
Net investment income	127	265	109%	1,056	943	(11%)
Other expenses	(39)	(78)	(100%)	(219)	(223)	(2%)
Net realized capital gains (losses)	(214)	182	NM	(1,669)	(266)	84%
Income tax (expense) benefit	(162)	(246)	(52%)	33	(374)	NM

Ongoing Operations net income	297	498	68%	189	1,060	NM

Other Operations
Other Operations net income (loss)	(6)	10	NM	(97)	(77)	21%

Total Property & Casualty net income	291	508	75%	92	983	NM
Less: Net realized capital gains (losses), after-tax [1] [2]	(161)	130	NM	(1,225)	(174)	86%

Total Property & Casualty core earnings	452	378	(16%)	1,317	1,157	(12%)

CORPORATE
Total Corporate net loss	(290)	(69)	76%	(398)	(583)	(46%)

CONSOLIDATED
Net income (loss)	(806)	557	NM	(2,749)	(887)	68%
Less: Net realized capital losses, after-tax and DAC [1][2]	(598)	(132)	78%	(3,607)	(1,683)	53%

Core earnings (losses)	$(208)	$689	NM	$858	$796	(7%)

PER SHARE DATA
Diluted earnings per share
Net income (loss)	$(2.71)	$1.19	NM	$(8.99)	$(2.93)	67%
Core earnings (losses)	$(0.72)	$1.51	NM	$2.74	$1.85	(32%)
Book value per common share
Book value per common share (including AOCI)	$28.53	$38.92	36%
Per share impact of AOCI	$(23.16)	$(8.64)	63%
Book value per common share (excluding AOCI)	$51.69	$47.56	(8%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of Non-GAAP and Other Financial Measures section of this release.

[2]	In Life, net realized capital losses, after-tax and DAC includes DAC amortization (benefit) of $147, $(3), $(337) and $521 for the three months ended December 31, 2008 and 2009 and the years ended December 31, 2008 and 2009, respectively. In Life, net realized capital losses, after-tax and DAC includes tax benefit of $(276),$(120), $(1,313) and $(680) for the three months ended December 31, 2008 and 2009 and the years ended December 31, 2008 and 2009, respectively. In P&C, net realized capital gains (losses), after-tax includes tax expense (benefit) of $(82), $69, $(654) and $(108) for the three months ended December 31, 2008 and 2009 and the years ended December 31, 2008 and 2009, respectively Consolidated net realized capital losses, after-tax and DAC includes DAC amortization(benefit) of $147, $(3), $(337) and $521 for the three months ended December 31, 2008 and 2009 and the years ended December 31, 2008 and 2009, respectively. Consolidated net realized capital losses, after-tax and DAC includes tax benefits of $(359) , $(49),$(1,972) and $(790) for the three months ended December 31, 2008 and 2009 and the years ended December 31, 2008 and 2009, respectively.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
2010 Fiscal Year Guidance
Core Earnings Per Diluted Share of $3.70 — $4.00*

	2010 Written Premium	2010
Property and Casualty	Growth Compared to 2009	Combined Ratio*
Ongoing Operations	Flat - 4.0%	91.5% - 94.5%

Personal Lines	(1%) - 3%	90.5% - 93.5%
Auto	(1%) - 3%
Homeowners	(1%) - 3%

Small Commercial	Flat - 4%	86.5% - 89.5%

Middle Market	Flat - 4%	95% - 98%

Specialty Commercial	1% - 5%	99% - 102%

*	Excludes catastrophes and prior-year development

Life	Deposits	Net Flows	Core Earnings ROA[1]
U.S. Individual Annuity			38 - 42 bps
Variable Annuity	$1.4 - $3.4 Billion	($8.25) - ($6.25) Billion
Fixed Annuity	$0.750 - $1.25 Billion	($0.125) - $0.375 Billion
Japan Annuity			51 - 59 bps
Retail Mutual Funds	$12.0 - $14.0 Billion	$2.5 - $4.5 Billion	12 - 16 bps
Retirement Plans	$8.0 - $9.0 Billion	$1.0 - $1.5 Billion	6 - 11 bps
Group Benefits
Fully Insured Premiums*	$4.2 - $4.4 Billion
Loss Ratio	72% - 75%
Expense Ratio	26% - 28%

*	Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

Individual Life
After-tax Margin, excluding DAC unlocks*	11% - 13%

*	Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA outlooks exclude impact of DAC unlocks

*	Based on 2010 guidance assumptions outlined in the “2010 GUIDANCE” section of the news release.